Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424(b)(3)

(Form Type)

STONECO LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Class A common shares	Rule 457(c)	2,952,109	$12.53(2)	$36,989,925.77	0.0000927	$3,428.97
Fees Previously Paid	Equity	Class A common shares	—	—	—	—		—
	Total Offering Amounts					$36,989,925.77		$3,428.97
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,428.97

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(1)	This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form F-3 (File No. 333-244404) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933. Rounded up to the nearest penny in U.S. dollars.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the NASDAQ Global Select Market on February 16, 2022.